                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.   2   )*
                                             ------

                                  CLARCOR INC.
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    179895107
                  ---------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                          [x] Rule 13d-1(b)
                          [_] Rule 13d-1(c)
                          [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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--------------------------                                --------------------
  CUSIP NO. 179895107               13G                     Page 2 of 10 Pages
            ---------
--------------------------                                --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Wagner Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,781,600
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,781,600
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,781,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 10 pages

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------------------------                                  --------------------
  CUSIP No. 179895107                 13G                  Page 3 of 10 Pages
            -----------
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               1,781,600
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                            None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            1,781,600
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,781,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        CO
------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 10 Pages

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------------------------                                  --------------------
  CUSIP NO. 179895107                  13G                 Page 4 of 10 Pages
            -----------
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Acorn Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               1,353,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                            None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            1,353,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,353,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IV
------------------------------------------------------------------------------

                               Page 4 of 10 pages

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Item 1(a)                  Name of Issuer:

                                Clarcor Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                2323 Sixth Street, P.O. Box 7007
                                Rockford, Illinois  61125


Item 2(a)                  Name of Person Filing:

                                Liberty Wanger Asset Management, L.P. ("WAM") WAM Acquisition GP, Inc., the general partner of WAM
                                   ("WAM GP")
                                Liberty Acorn Trust ("Acorn")


Item 2(b)                  Address of Principal Business Office:

                                WAM, WAM GP, and Acorn are all located at:

                                227 West Monroe Street, Suite 3000
                                Chicago, Illinois  60606


Item 2(c)                  Citizenship:

                                WAM is a Delaware limited partnership; WAM
                                GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)                  Title of Class of Securities:

                                Common Stock

Item 2(e)                  CUSIP Number:

                                179895107

Item 3                     Type of Person:

                                (d)     Acorn is an Investment Company under
                                        section 8 of the Investment Company Act.

                                (e)     WAM is an Investment Adviser
                                        registered under section 203 of the
                                        Investment Advisers Act of 1940; WAM GP
                                        is the General Partner of the Investment
                                        Adviser.

                               Page 5 of 10 pages

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Item 4           Ownership (at December 31, 2001):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                1,781,600

                        (b)     Percent of class:

                                7.2% (based on 24,619,116 shares outstanding as of September 1, 2001)

                        (c)     Number of shares as to which such person has:

                                      (i)    sole power to vote or to direct the
                                             vote:  none
                                      (ii)   shared power to vote or to direct
                                             the vote: 1,781,600
                                      (iii)  sole power to dispose or to direct
                                             the disposition of:  none
                                      (iv)   shared power to dispose or to
                                             direct disposition of:  1,781,600


Item 5           Ownership of Five Percent or Less of a Class:

                        Not Applicable

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                        The shares reported herein have been
                        acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company:

                        Not Applicable

Item 8           Identification and Classification of Members of the Group:

                        Not Applicable

Item 9           Notice of Dissolution of Group:

                        Not Applicable

                               Page 6 of 10 pages

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Item 10               Certification:

                               By signing below I certify that, to the best of
                      my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2002


                      The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                       WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET
                                        MANAGEMENT, L.P.



                                       By: /s/ Bruce H. Lauer
                                           -------------------------------------
                                               ruce H. Lauer
                                               Senior Vice President and
                                               Secretary





                      The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       LIBERTY ACORN TRUST



                                       By: /s/ Bruce H. Lauer
                                           -------------------------------------
                                               Bruce H. Lauer
                                               Vice President, Treasurer and
                                               Secretary



                               Page 8 0f 10 pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 13, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Liberty Acorn Trust

                               Page 9 of 10 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                           Dated:  February 13, 2002


                                          WAM Acquisition GP, Inc.
                                            for itself and as general partner of
                                            LIBERTY WANGER ASSET
                                            MANAGEMENT, L.P.



                                          By:  /s/ Bruce H. Lauer
                                               ---------------------------------
                                                   Bruce H. Lauer
                                                   Senior Vice President and
                                                   Secretary





                                          LIBERTY ACORN TRUST



                                          By:  /s/ Bruce H. Lauer
                                               ---------------------------------
                                                   Bruce H. Lauer
                                                   Vice President, Treasurer and
                                                   Secretary

                              Page 10 of 10 pages